Exhibit 99.1
hhgregg Announces Preliminary Third Fiscal Quarter Net Sales
INDIANAPOLIS, January 9, 2017 (BUSINESS WIRE) -- hhgregg, Inc. ("hhgregg" or the "Company") (NYSE:HGG) today announced preliminary net sales results for the third fiscal quarter ended December 31, 2016. The Company also announced information on certain non-cash charges and details of its third fiscal quarter earnings conference call.
All figures in this release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. hhgregg will provide additional information regarding its quarterly results when it reports its third fiscal quarter results on January 26, 2017.
Preliminary Net Sales Results
For the third fiscal quarter of 2017, the Company estimates net sales to be approximately $453 million, a decrease of approximately 24% as compared to net sales of $593 million reported for the third fiscal quarter of 2016. Third fiscal quarter comparable store sales are estimated to have decreased approximately 22%, with the appliance category estimated to have decreased approximately 4%, the consumer electronics category estimated to have decreased approximately 39%, the home products category estimated to have decreased approximately 9%.
Robert Riesbeck, President and CEO, commented, “During the quarter, we were challenged by the competitive pressures in the market, specifically in consumer electronics as it is a larger mix of our business during the holidays. Our transition to a new distribution center also had a temporary negative impact on our sales for the quarter. Although we are disappointed with our overall performance during the quarter, we are pleased with our investments made to shift our focus from consumer electronics to appliances and furniture, through resetting store layouts, adding Fine Lines departments and promotions focused on our appliance business. The consumer electronics category was very competitive again this holiday season. We made the strategic decision to compete less in this category, particularly at the entry level price points. Going forward, we will continue our focus on our appliance and home products categories and will continue to reposition our consumer electronics business to focus on the premium models."

Non-Cash Asset Impairment Charge
The Company expects to incur a non-cash charge for asset impairment of certain locations in the quarter ended December 31, 2016. The impairment charge is based on current trends in certain under-performing markets and the lack of visibility to the recoverability of the assets associated with those locations. The Company expects the impact of this non-cash pre-tax charge to be in the range of $7 million to $12 million and is currently finalizing that determination.
Kevin Kovacs, SVP, Chief Financial Officer, commented, “While the accounting related charge is significant, it is important to note that this charge is non-cash. We continue to effectively manage our working capital and liquidity and this will continue to be a focus for the remainder of fiscal 2017.”
Conference Call to Discuss Full Operating Results for the Third Fiscal Quarter 2017
hhgregg will be conducting a conference call to discuss operating results for the three months ended December 31, 2016, on Thursday, January 26, 2017 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg's website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.
About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 220 stores in 19 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to the Company’s financial performance, ability to manage costs, ability to execute the Company's 2017 initiatives, innovation in the video industry, the impact and amount of non-cash charges, and shifts in the Company’s sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute the Company's strategies and initiatives, particularly in returning the Company to profitable growth; the Company's ability to increase customer traffic and conversion; competition in the retail industry; the Company's ability to maintain a positive brand perception and recognition; the Company's ability to attract and retain qualified personnel; the Company's ability to maintain the security of customer, associate and Company information; rules, regulations, contractual obligations, compliance requirements and fees associated with accepting a variety of payment methods; the Company's ability to effectively achieve cost cutting initiatives; the Company's ability to generate strong cash flows to support its operating activities; the Company's relationships and operations of its key suppliers; the Company's ability to generate sufficient cash flows to recover the fair value of long-lived assets; the Company's ability to maintain and upgrade its information technology systems; the fluctuation of the Company's comparable store sales; the effect of general and regional economic and employment conditions on the Company's net sales; the Company's ability to meet financial performance guidance; disruption in the Company's supply chain; changes in trade regulation, currency fluctuations and prevailing interest rates; and the potential for litigation.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for fiscal year 2016 filed May 19, 2016. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Lance Peterson, VP, Finance & Planning
investorrelations@hhgregg.com
(317) 848-8710